NEWS RELEASE CONTACTS September 24, 2026 Matt Curoe (Investor Relations) matt.curoe@53.com | 513-534-2345 Jennifer Hendricks Sullivan (Media Relations) Jennifer.Hendricks.Sullivan@53.com | 614-744-7693 Fifth Third Bancorp Announces Redemption of Senior Notes CINCINNATI – Fifth Third Bancorp (NYSE: FITB) today announced that it has submitted a redemption notice to the trustee for redemption of all of its outstanding 1.707% Fixed Rate/Floating Rate Senior Notes due 2027 (CUSIP 316773 DD9) issued in the principal amount of $500 million. The notes will be redeemed on November 1, 2026 pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date. The redemption price will become due and payable on the redemption date. About Fifth Third Fifth Third is a bank that's as long on innovation as it is on history. Since 1858, we've been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it's one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere's World's Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is to be the one bank people most value and trust. Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank, and its common stock is traded on the New York Stock Exchange under the symbol "FITB." Investor information and press releases can be viewed at www.53.com. Deposit and credit products provided by Fifth Third Bank, National Association. Member FDIC.